Exhibit 5.1

July 6, 2004

Novellus Systems, Inc.
4000 North First Street
San Jose, CA 95134

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Novellus Systems, Inc., a California corporation (the “Company”), with the Securities and Exchange Commission on July 6, 2004 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 516,348 shares of Common Stock, no par value, of the Company (the “Stock”) for issuance pursuant to inducement stock awards to a new employee and the Novellus Systems., Inc. Retirement Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Stock.

It is our opinion that the Stock, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ Morrison & Foerster LLP